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                                                                      EXHIBIT A

                         INVESTMENT ADVISORY AGREEMENT

                           n/i Small Cap Value Fund

  AGREEMENT made as of November 30, 1998 between THE RBB FUND, INC., a Maryland corporation (herein called the "Fund"), and Numeric Investors L.P. (herein called the "Investment Adviser").

  WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act") and currently offers or proposes to offer shares representing interests in twenty-five separate investment portfolios; and

  WHEREAS, the Fund desires to retain the Investment Adviser to render certain investment advisory services to the Fund with respect to the Fund's n/i Small Cap Value Fund (the "Portfolio"), and the Investment Adviser is willing to so render such services.

  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

  1. Appointment. The Fund hereby appoints the Investment Adviser to act as investment adviser for the Portfolio for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

  2. Delivery of Documents. The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

  (a) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

  (b) Each prospectus and statement of additional information relating to any class of Shares representing interests in the Portfolio of the Fund in effect under the 1933 Act (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectus" and "Statement of Additional Information," respectively).

  The Fund will promptly furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

  In addition to the foregoing, the Fund will also provide the Investment Adviser with copies of the Fund's Charter and By-laws, and any registration statement or service contracts related to the Portfolio, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

  3. Management of the Portfolio. Subject to the supervision of the Board of Directors of the Fund, the Investment Adviser will provide for the overall management of the Portfolio including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold by the Fund for the Portfolio, and (iii) the placement from time to time of orders for all purchases and sales made for the Portfolio. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Portfolio's investment objectives, restrictions and policies as stated in the applicable Prospectus and the Statement of Additional Information, provided that the Investment Adviser has actual or constructive notice or knowledge of any changes by the Board of Directors to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Fund's Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Adviser agrees to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Portfolio's transactions and, where not otherwise available, the daily valuation of securities in the Portfolio.

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  4. Brokerage. Subject to the Investment Adviser's obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Portfolio, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser's overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients. In no instance will the Portfolio's securities be purchased from or sold to the Fund's principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

  The Investment Adviser shall report to the Board of Directors of the Fund at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Adviser to the Fund and the Investment Adviser's other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.

  5. Conformity with Law; Confidentiality. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and prior, present or potential shareholders (except clients of the Investment Adviser and its affiliates), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

  6. Services Not Exclusive. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or the Fund.

  Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Fund acknowledges that the Investment Adviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Portfolio. The Investment Adviser shall have no obligation to acquire for the Portfolio a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

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  The Investment Adviser agrees that this Paragraph 6 does not constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Investment Adviser agrees that this Paragraph 6 does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this Paragraph 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

  7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

  8. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Portfolio shall bear all of its own expenses not specifically assumed by the Investment Adviser. General expenses of the Fund not readily identifiable as belonging to a portfolio of the Fund shall be allocated among all investment portfolios by or under the direction of the Fund's Board of Directors in such manner as the Board determines to be fair and equitable. Expenses borne by the Portfolio shall include, but are not limited to, the following (or the portfolio's share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Portfolio by the Investment Adviser; (c) filing fees and expenses relating to the registration and qualification of the Fund and the Portfolio's shares under Federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund's directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out a liability of or claim for damages or other relief asserted against the Fund or the Portfolio for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders' and directors' meetings; (o) costs of independent pricing services to value a portfolio's securities; and (p) the costs of investment company literature and other publications provided by the Fund to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Fund are allocated to such class.

  If the expenses borne by the Portfolio in any fiscal year exceed the most restrictive applicable expense limitations imposed by the securities regulations of any state in which the Shares of the Portfolio are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Portfolio for any excess up to the amount of the fees payable by the Portfolio to it during such fiscal year pursuant to Paragraph 9 hereof in the same proportion that its fees bear to the total fees paid by the Fund for investment advisory services in respect of the Portfolio; provided, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Portfolio for such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.

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  9. Voting. The Investment Adviser shall have the authority to vote as agent for the Fund, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which Portfolio's assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Fund may adopt from time to time.

  10. Reservation of Name. The Investment Adviser shall at all times have all rights in and to the Portfolio's name and all investment models used by or on behalf of the Portfolio. The Investment Adviser may use the Portfolio's name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Fund shall execute and deliver any and all documents required to indicate the consent of the Fund to such use.

  No public reference to, or description of, the Investment Adviser or its methodology or work shall be made by the Fund, whether in the Prospectus, Statement of Additional Information or otherwise, without the prior written consent of the Investment Adviser, which consent shall not be unreasonably withheld. In each case, the Fund shall provide the Investment Adviser a reasonable opportunity to review any such reference or description before being asked for such consent.

  11. Discontinuation of Public Offering. Subject to the prior approval of the Fund's Board of Directors, the Investment Adviser may instruct the Fund's distributor to cease sales of shares of the Portfolio to new investors due to concerns that an increase in the size of the Portfolio may adversely effect the implementation of the Portfolio's investment strategy. Subject to prior Board approval, the Investment Adviser may subsequently instruct the Fund's distributor to recommence the sale of shares of the Portfolio.

  12. Compensation.

  (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of .75% of the Portfolio's average daily net assets.

  (b) The fee attributable to the Portfolio shall be satisfied only against assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

  13. Limitation of Liability of the Investment Adviser. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Portfolio will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Portfolio who are neither "interested persons" of the Portfolio nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Portfolio for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Investment Adviser shall provide to the Portfolio a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Portfolio has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met:
(a) the Investment Adviser shall provide a security in form and amount

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acceptable to the Portfolio for its undertaking; (b) the Portfolio is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Portfolio at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Portfolio under this Section shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

  14. Duration and Termination. This Agreement shall become effective with respect to the Portfolio upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Portfolio and unless sooner terminated as provided herein, shall continue with respect to the Portfolio until August 16, 1999. Thereafter, if not terminated, this Agreement shall continue with respect to the Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days' prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days' prior written notice to the Fund. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act).

  15. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

  16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

  17. Change in Membership. The Investment Adviser shall notify the Fund of any change in its membership within a reasonable time after such change.

  18. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.


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  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                          The RBB Fund, Inc.

                                                    /s/ Edward J. Roach
                                          By___________________________________

                                          Numeric Investors

                                                  /s/ Langdon B. Wheeler
                                          By___________________________________
                                                    Langdon B. Wheeler
                                             President, WBE & Associates, LLC
                                                General Partner of Numeric
                                                      Investors L.P.

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                              THE RBB FUND, INC.

                                AMENDMENT NO. 1

                                      TO

                         INVESTMENT ADVISORY AGREEMENT

  WHEREAS, The RBB Fund, Inc. (the "Fund") and Numeric Investors L.P. (the "Investment Adviser") desire to amend the Investment Advisory Agreement ("the Agreement") for the n/i numeric investors Small Cap Value Fund (the "Portfolio") dated November 30, 1998 by and among them under which the Investment Adviser renders investment advisory services to the Fund with respect to the Portfolio; and

  WHEREAS, the Investment Adviser continues to be willing to render such services to the Fund with respect to the Portfolio;

  The parties hereto, intending to be legally bound hereby, agree that the Agreement is amended by substituting the following for Section 12 of the Agreement as follows:

  12. Compensation.

  (a) For the services provided and the expenses assumed pursuant to the Agreement with respect to the Portfolio, until January 1, 2001, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 0.75% of the Portfolio's average daily net assets.

  (b) On and after January 1, 2001, the Portfolio will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor fees calculated as follows:

    (i) There shall be a fee, computed daily and payable monthly, at the annual rate of 0.85% of the Portfolio's average daily net assets (the "Base Fee"), provided, however, that if subparagraph (ii) below is applicable, the fee shall be calculated pursuant to subparagraph (iii) below.

    (ii) After each calendar month, it shall be determined whether the investment performance of the Portfolio (calculated in accordance with subparagraph (v) below) has exceeded or lagged the Target (as hereinafter defined) within the parameters of one of subparagraphs (A) through (K) during the immediately preceding twelve months:

      (A) the investment performance of the Portfolio was equal to or lagged the Target;

      (B) the investment performance of the Portfolio exceeded the Target by more than 0 but not more than 100 basis points;

      (C) the investment performance of the Portfolio exceeded the Target by more than 100 but not more than 200 basis points;

      (D) the investment performance of the Portfolio exceeded the Target by more than 200 but not more than 300 basis points;

      (E) the investment performance of the Portfolio exceeded the Target by more than 300 but not more than 400 basis points;

      (F) the investment performance of the Portfolio exceeded the Target by more than 400 but not more than 500 basis points;

      (G) the investment performance of the Portfolio exceeded the Target by more than 500 but not more than 600 basis points;

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      (H) the investment performance of the Portfolio exceeded the Target by more than 600 but not more than 700 basis points;

      (I) the investment performance of the Portfolio exceeded the Target by more than 700 but not more than 800 basis points;

      (J) the investment performance of the Portfolio exceeded the Target by more than 800 but not more than 900 basis points; or

      (K) the investment performance of the Portfolio exceeded the Target by 900 basis points or more;

    (iii) If subparagraph (ii) applies, the rate of the Base Fee for such calendar month should be adjusted as follows:

      (A) If subparagraph (ii)(A) applies, the annual rate of the Base Fee shall be 0.35%;

      (B) If subparagraph (ii)(B) applies, the annual rate of the Base Fee shall be 0.45%;

      (C) If subparagraph (ii)(C) applies, the annual rate of the Base Fee shall be 0.55%;

      (D) If subparagraph (ii)(D) applies, the annual rate of the Base Fee shall be 0.65%;

      (E) If subparagraph (ii)(E) applies, the annual rate of the Base Fee shall be 0.75%;

      (F) If subparagraph (ii)(F) applies, the annual rate of the Base Fee shall be 0.85%;

      (G) If subparagraph (ii)(G) applies, the annual rate of the Base Fee shall be 0.95%;

      (H) If subparagraph (ii)(H) applies, the annual rate of the Base Fee shall be 1.05%;

      (I) If subparagraph (ii)(I) applies, the annual rate of the Base Fee shall be 1.15%;

      (J) If subparagraph (ii)(J) applies, the annual rate of the Base Fee shall be 1.25%; or

      (K) If subparagraph (ii)(K) applies, the annual rate of the Base Fee shall be 1.35%.

    (iv) The "Target" means the investment record of the Russell 2000 Value
  Index.

    (v) The investment record of the Russell 2000 Value Index shall be calculated in accordance with Rule 205-1(b) under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as such Rule shall be amended from time to time or any successor regulation. The investment performance of the Fund shall be calculated in accordance with Rule 205-1(a) under the Advisers Act as such Rule shall be amended from time to time or any successor regulation.

  (c) The fee attributable to the Fund shall be satisfied only against assets of the Portfolio and not against the assets of any other investment portfolio of the Company.

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  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below
as of     , 1999.

                                          The RBB Fund, Inc.


                                          By:__________________________________

                                          Its:

                                          Numeric Investors L.P.


                                          By:__________________________________

                                          Its:

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